Exhibit 99.1

Claros Mortgage Trust, Inc. Announces Term Loan Repricing

New York, New York, December 3, 2021 – Claros Mortgage Trust, Inc. (NYSE: CMTG) (the “Company” or “CMTG”) today announced the repricing of its approximately $763 million secured term loan B facility maturing August 9, 2026 (the “Term Loan”).

The Term Loan will use the secured overnight financing rate (SOFR), replacing LIBOR as the reference rate. Based on current SOFR, the overall pricing of the Term Loan was reduced by 100 basis points to the sum of (i) SOFR plus a credit spread adjustment (or, if greater, 50 basis points) and (ii) 450 basis points. Previously, the Term Loan was priced at LIBOR plus 500 basis points with a LIBOR floor of 100 basis points. In addition, the prior twelve-month soft call protection period, which would require the payment of a 1% premium to repay the term loans during such period, was shortened to six months. All other material terms and conditions were unchanged.

“We are pleased to announce the refinancing of our term loan, which meaningfully reduces our overall cost of debt,” said Richard Mack, Chief Executive Officer and Chairman of CMTG. “Refinancing our term loan upon the completion of our IPO was a key priority for CMTG, and we believe the company is well positioned to continue to further optimize our capital structure over time.”

About Claros Mortgage Trust, Inc.

CMTG is a real estate investment trust that is focused primarily on originating senior and subordinate loans on transitional commercial real estate assets located in major markets across the U.S. CMTG is externally managed and advised by Claros REIT Management LP, an affiliate of Mack Real Estate Credit Strategies, L.P. Additional information can be found on the Company’s website at www.clarosmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CMTG intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by CMTG’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of CMTG’s performance in future periods. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by CMTG with the U.S. Securities and Exchange Commission. Except as required by law, CMTG does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Contact Information

Investor Relations:

Claros Mortgage Trust, Inc.

Anh Huynh

212-484-0090

cmtgIR@mackregroup.com